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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Atlantic Tele-Network, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTIC TELE-NETWORK, INC.
10 Derby Square
Salem, MA 01970

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2009

April 29, 2009

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at Misselwood at Endicott College, 407 Hale Street, Beverly, MA, 01915 on Wednesday, June 3, 2009 at 10:00 a.m., for the following purposes:

  1.
  To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2009; and

  3.
  To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on April 27, 2009 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.

        Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.

                      By order of the Board of Directors,

                      Douglas J. Minster
                       Secretary

i

ATLANTIC TELE-NETWORK, INC.
10 Derby Square
Salem, MA 01970

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2009

GENERAL INFORMATION ABOUT VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Tele-Network, Inc., a Delaware corporation, for use at the 2009 Annual Meeting of Stockholders to be held on June 3, 2009, or any adjournments or postponements thereof.

        We are mailing this proxy statement together with our Annual Report to Stockholders for the year ended December 31, 2008 on or about May 4, 2009. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, excluding exhibits.

        Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 3, 2009: This Proxy Statement and our 2008 Annual Report to Stockholders are available at https://www.materials.proxyvote.com/049079.

Who Can Vote

        Only stockholders of record at the close of business on April 27, 2009 are entitled to vote at the Annual Meeting. On that date, 15,228,551 shares of common stock, par value $.01 per share, were outstanding, each share entitled to one vote. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Voting

        You may vote your shares held of record either by attending the meeting and voting in person or by proxy. To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares and you must make arrangements with your broker, bank or other nominee in advance of the Annual Meeting to vote your shares in person. If you choose to vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you vote by mail and your proxy card is received in time for voting and not revoked, your shares will be voted at the Annual Meeting in accordance with your instructions. If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders:

  •
  FOR the election of the director nominees named herein;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

  •
  in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

 Quorum

        The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

        Proposal 1, the election of each director nominee, requires a plurality of the votes present, or represented by proxy, and entitled to vote on the election of directors. Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2009, requires a majority of the votes present, or represented by proxy, and entitled to vote on the matter.

        We will not count shares that abstain from voting ("abstentions") on a particular matter as votes in favor of such matter. Similarly, we will not count broker non-votes as votes in favor of such matter. A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is prohibited by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Abstentions and broker non-votes will have no effect on the outcome of voting on Proposal 1 because they will reduce the number of votes considered to be present and entitled to vote as well as the number of affirmative votes. However, because abstentions will be considered to be votes present and entitled to vote on Proposal 2, they will have the effect of a vote against that proposal. Broker non-votes will not be considered to be votes present and entitled to vote on Proposal 2 and, accordingly, will not affect the outcome of voting on that proposal. Inspectors of election appointed by our Board will tabulate votes.

Revocability of Proxies

        A proxy may be revoked at any time before it is exercised by delivering a written revocation or a duly executed proxy card bearing a later date to Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970. A proxy may also be revoked by voting in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you must make arrangements with your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

        We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage BNY Mellon Shareowner Services and Broadridge Investor Communications Solutions, Inc., professional solicitors, to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries. The estimated cost for engaging these entities is approximately $3,500 for any such services, plus reasonable out of pocket expenses.

Who to Contact for Additional Information

        If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

BNY Mellon Shareowner Services
c/o Mellon Investor Services
P.O. Box 358016
Pittsburgh, PA 15252-8016
Telephone (800) 522-6645

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us as of April 1, 2009 (unless otherwise indicated in the footnotes to this table) with respect to the shares of our common stock that were beneficially owned as of such date by:

  •
  each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our directors and each of the nominees seeking election as director;

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  our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2008, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008, whom we refer to collectively as our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each person listed below includes any shares which the person has a right to acquire on or before May 31, 2009 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under "Percent of Class" was calculated based on 15,333,551 shares of common stock outstanding on April 1, 2009, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before May 31, 2009. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Beneficial Owners	Number	Percent of Class
Directors, Director Nominees and Named Executive Officers:
Cornelius B. Prior, Jr.(1)	5,608,036	36.6
Martin L. Budd(2)	2,809	*
Thomas V. Cunningham(3)	1,678	*
Charles J. Roesslein(4)	1,486	*
Brian A. Schuchman(5)	22,559	*
Henry U. Wheatley(6)	16,896	*
Michael T. Prior(7)	115,835	*
Justin D. Benincasa(8)	49,917	*
John P. Audet(9)	16,400	*
Andrew S. Fienberg(10)	13,375	*
William F. Kreisher(11)	29,385	*
Other 5% Stockholders:
FMR LLC(12)	1,273,400	8.3
Royce & Associates, LLC(13)	955,911	6.2
All Current Directors and Executive Officers as a group (12 persons)	5,891,251	38.4%

*
Less than 1%.

(1)
Includes 500 shares owned by Gertrude Prior, Mr. Cornelius Prior's wife; 37,500 shares owned by the Katherine D. Prior Revocable Trust; 1,111,250 shares owned by the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust for his children and 9,047 shares held by Tropical Aircraft Co. Mr. Prior disclaims beneficial ownership of the shares owned by his wife and the Katherine D. Prior Trust. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030. Excludes 400,000 shares owned by the Prior Family Foundation, a charitable trust for which Mr. Prior's wife serves as trustee.

(2)
Includes 1,000 shares of restricted stock which vest on May 24, 2009.

(3)
Includes 1,119 shares of restricted stock which vest ratably on May 15, 2009, 2010 and 2011.

(4)
All shares are owned jointly with his spouse.

(5)
Includes 1,000 shares of restricted stock which vest on May 24, 2009. BAS Capital Holding Corp., of which Mr. Schuchman is the sole stockholder, holds 21,000 shares. Mr. Schuchman holds 559 shares directly.

(6)
All shares are owned by the Henry U. Wheatley Revocable Trust, for which Mr. Wheatley serves as trustee.

(7)
Includes 29,800 shares held by Mr. Michael Prior's children as to which Mr. Michael Prior disclaims beneficial ownership, and 53,535 shares owned jointly with his spouse, 10,000 shares of restricted stock (2,500 of which vest ratably on December 5, 2009, 2010, 2011 and 2012) and 32,500 shares issuable upon exercise of outstanding options.

(8)
Includes 11,445 shares of restricted stock (2,222 of which vest on May 17, 2009 2,223 of which vest on May 17, 2010, and 7,000 of which vest ratably on December 5, 2009, 2010, 2011 and 2012) and 36,250 shares issuable upon exercise of outstanding options.

(9)
Includes 1,500 shares of restricted stock, which vest ratably on December 5, 2009, 2010, 2011 and 2012. Also includes 8,750 shares issuable upon exercise of outstanding options.

(10)
Includes 1,500 shares of restricted stock, which vest ratably on December 5, 2009, 2010, 2011 and 2012. Also includes 6,875 shares issuable upon exercise of outstanding options.

(11)
Includes 11,667 shares of restricted stock. Of the 11,667 shares, 6,667 vest ratably on September 17, 2009, 2010 and 2011 while the remaining 5,000 shares vest ratably on December 5, 2009, 2010, 2011 and 2012.

(12)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 16, 2009, which states that such shares are held by investment companies managed by subsidiaries of FMR LLC. According to the Schedule 13G/A, each of FMR LLC and Mr. Edward C. Johnson, 3rd, through their control of such investment companies, had sole dispositive power over all such shares and sole voting power over 23,300 of such shares. The address of FMR LLC and Mr. Johnson is 82 Devonshire Street, Boston, MA 02019.

(13)
Based on information contained in this holder's Schedule 13G filed with the SEC on January 23, 2009. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of their initial ownership and of changes in ownership of our common stock and provide us with copies of those reports. To our knowledge, based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2008, all Section 16(a) reports applicable to our officers, directors and 10% stockholders were timely filed, except as described below.

        On November 26, 2008, Mr. Kreisher filed a late Form 4 reporting five transactions. On November 14, 2008, Mr. C. B. Prior, Jr. filed a late Form 4 reporting one transaction.

PROPOSAL 1: ELECTION OF DIRECTORS

        Stockholders are being asked to elect the following seven members to our Board of Directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their earlier retirement, resignation or removal:

Cornelius B. Prior, Jr.
Martin L. Budd
Thomas V. Cunningham
Michael T. Prior
Charles J. Roesslein
Brian A. Schuchman
Henry U. Wheatley

        Each nominee has consented to his nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. All nominees are incumbent directors. Biographical information for each of the nominees is set forth below under "Director and Nominee Biographical Information."

Vote Required

        Each director nominee must be elected by a plurality of votes present, or represented by proxy, at the Annual Meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes will not be treated as votes cast and, therefore will not affect the outcome of the elections.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

 DIRECTOR AND NOMINEE BIOGRAPHICAL INFORMATION

        Set forth below is biographical information about our current directors and the current director nominees.

        Cornelius B. Prior, Jr., 75, is the Chairman of our Board of Directors. He served as our Chief Executive Officer and Chairman of the Board from 1998 through December 2005, at which time he retired as Chief Executive Officer. Mr. Prior has served as the Chairman of CANTO (the Caribbean Association of National Telecommunication Organizations) and presently is the Chairman of CCAA (Caribbean and Central American Action). He was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. A former Naval Officer and Fulbright Scholar, Mr. Prior started his career as an attorney with Sullivan & Cromwell in New York. He is a former Trustee of Holy Cross College and member of the Visiting Committee to Harvard Law School. He is the father of Michael T. Prior, our President and Chief Executive Officer. Mr. Prior earned his legal degree from the Harvard Law School.

        Martin L. Budd, 68, has been a director of ours since May 2007, and is the Chair of our Compensation Committee and a member of our Audit Committee. He retired as a partner of the law firm of Day, Berry and Howard LLP effective January 1, 2007. Mr. Budd chaired that firm's Business Law Department and its Business Section and had particular expertise in federal securities laws, merger and acquisition transactions and strategic joint ventures. Mr. Budd is Chairman of the Connecticut Appleseed Center for Law and Justice and has served on the Legal Advisory Board of the National Association of Securities Dealers. He is the Chairman Emeritus of the Board of Trustees of the Hartford Seminary and is a member of the National Executive Committee of the Anti-Defamation League. Mr. Budd earned his legal degree from the Harvard Law School.

        Thomas V. Cunningham, 41, has been a director of ours since May 2008. He is currently the Chief Executive Officer of PTL Corporation, an internet services firm and, with his wife, owns the Baltimore Technology Park, LLC, a carrier-neutral data center serving the Baltimore, MD and Washington, D.C. area. He served as Chief Executive Officer of Alabanza Corporation from 1995 until 2007 when the company was sold to Navisite. He was the Chief Executive Officer of Bulkregister.com, Inc. from 1999 until 2006 when it was sold to Demand Media. He is a founding board member of the Institute for the Psychological Sciences, a graduate school in Crystal City, Virginia, and is a member of the Lumen Institute in Washington, D.C. In 2002, Mr. Cunningham was named Regional Entrepreneur of the Year by Ernst & Young.

        Michael T. Prior, 44, is our President and Chief Executive Officer. He was elected to the Board in May 2008. Mr. Prior joined the Company in 2003 as our Chief Financial Officer and Treasurer. Before joining us, Mr. Prior was a partner with Q Advisors LLC, a Denver-based investment banking and financial advisory firm focused on the telecommunications sector. From 1999 to 2002, he headed corporate development for LighTrade, Inc., a telecommunications infrastructure provider. From 1998 to 1999, Mr. Prior was a member of ComSpace Development LLC, a seed investment concern in the communications industry and an early investor in LighTrade. From 1992 to 1998, Mr. Prior was a corporate lawyer with Cleary Gottlieb Steen & Hamilton in London and New York and Perkins Coie LLP in Seattle. He is the son of Cornelius B. Prior, Jr., Chairman of our Board. In 2008, Mr. Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young and One of America's Best CEOs by DeMarche Associates, Inc..

        Charles J. Roesslein, 60, has been a director of ours since April 2002 and is the Chair of our Audit Committee and a member of our Compensation Committee. He currently is the Chief Executive Officer of Austin Tele-Services Partners, LP and has been a director of National Instruments Corporation since July 2000. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy

Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

        Brian A. Schuchman, 40, is the Founder of Commnet Wireless, LLC, which we acquired in 2005. He joined our Board in May 2007. Mr. Schuchman has spent more than 15 years as an operator and entrepreneur in the wireless telecommunications industry. He founded Commnet Wireless, LLC in 2000 and served as its Chairman and Chief Executive Officer from its inception until July 2006. In 2000, he also co-founded a wireless telecommunications equipment distributor, Commnet Supply, which was sold in April 2004. In the early and mid 1990's, Mr. Schuchman partnered with rural cellular license holders to build-out and manage numerous wireless markets which were later sold. In 1995, Mr. Schuchman founded Cellular Infrastructure Supply (CIS), one of the first companies to resell cellular switching and base station equipment. CIS was sold to World Access, Inc. in 1997. He continued to manage CIS until early 2000. In 2003, Mr. Schuchman was named Entrepreneur of the Year for the Greater Chicago Region by Ernst & Young.

        Henry U. Wheatley, 77, joined our Board in 1998 and is a member of our Audit and Compensation Committees. He has been a director of our subsidiary Guyana Telephone & Telegraph Company, Ltd., since 1999. Mr. Wheatley has been the Chairman of Wheatley Realty Corporation since 1973, where he manages the development of shopping centers. Mr. Wheatley was a director of the Virgin Islands Telephone Corporation from 1994 to December 30, 1997 and was Vice President and Trustee of Island Resources Foundation from 1972 until early in 2009.

 PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2009. In making its selection, the Audit Committee conducted a thorough review of PricewaterhouseCoopers' performance, including consideration of the following:

  •
  PricewaterhouseCoopers' performance on the audit, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  The record of the firm against comparable accounting firms in various matters such as regulatory, litigation and accounting matters;

  •
  The firm's financial strength and performance; and

  •
  The appropriateness of fees charged by the firm.

        PricewaterhouseCoopers was our independent auditor for the year ended December 31, 2008.

        The Board of Directors recommends that stockholders ratify the selection of PricewaterhouseCoopers as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

        The ratification of the appointment of PricewaterhouseCoopers as our independent auditor for 2008 requires a majority of the votes present, or represented by proxy, at the Annual Meeting and entitled to vote thereon.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR.

 CORPORATE GOVERNANCE

General

        The role of the Board of Directors is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards.

        During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the Nasdaq Stock Market.

        We have adopted a written Code of Ethics that applies to all of our employees and agents, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Ethics, Compensation Committee Charter and Audit Committee Charter are available on our website at www.atni.com and may be obtained free of charge upon request by writing to us at Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970.

Determination of Independence

        Nasdaq rules require that a majority of our directors be "independent" and that we maintain a minimum three-person audit committee whose members satisfy heightened independence requirements. A director qualifies as "independent" if our Board affirmatively determines that the director does not have a relationship with us, an affiliate of ours, or otherwise which, in the opinion of the Board, would interfere with the exercise of independent judgment in discharging his or her duties as a director. Nasdaq rules preclude an affirmative determination by the Board that a director is independent if:

  •
  a director who is, or was at any time during the past three years, employed by us or by any subsidiary of ours;

  •
  a director who accepted or has a family member who accepted any compensation from us or any subsidiary of ours in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than the executive officer) of the company, or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  •
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us or a subsidiary of ours as an executive officer;

  •
  a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

  •
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers have served on the compensation committee of such other entity; or

  •
  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

        Based on the Nasdaq rules, our Board has determined that Messrs. Budd, Cunningham, Roesslein and Wheatley are independent for purposes of SEC rules and Nasdaq listing compliance. Our Board's determinations included reviewing the following relationships and transactions, which the Board concluded did not affect the independence of the applicable director or director nominee:

  Mr. Budd.    Mr. Budd is a former partner of the law firm of Day, Berry and Howard, LLP, which is now known as Day Pitney LLP ("Day Pitney"), and had served as our general outside counsel for a number of years until his retirement on December 31, 2006. From time to time, our Chairman has engaged, in an individual capacity, Day Pitney for legal services.

  Mr. Cunningham.    Baltimore Technology Park, LLC, which is majority owned by Mr. Cunningham and his wife, manages the web hosting facilities of the University of the Virgin Islands Research and Technology Park (the "Technology Park"), located in the US Virgin Islands. Tropical Tower, Ltd., a separate company majority owned by our Chairman, provides certain telecommunications services to the Technology Park. The operator of the Technology Park has asked Messrs. Cunningham and Prior to enter into a buy-sell agreement in which each of them would be able to buy the other's operations if the other defaulted in his obligations to the Technology Park.

  Mr. Wheatley.    Until March 2009, Mr. Wheatley was a minority investor in, and the Chairman of the Board of, Coral World (Virgin Islands), Inc. ("Coral World"), a marine theme park owner and operator, in which our Chairman is a majority investor. In March 2009, in consideration of 6,000 shares of stock of the Company with a market value at the time of the transaction of approximately $90,000, Mr. Wheatley sold his interest in Coral World to our Chairman. Subsequently, Mr. Wheatley resigned his position on the Board of Coral World.

  Our Chairman is the father of our Chief Executive Officer.

Director Nomination Process

        Our Board does not have a standing nominating committee or any other committee performing similar functions or a charter governing the nomination process. Instead, our independent directors consider director nominees, whether proposed by a stockholder or identified through the Company's processes, in accordance with our Nominating Guidelines and Procedures, as adopted by the Board in February 2007. The independent directors do not rely on a fixed set of qualifications for director nominees but apply general criteria intended to ensure that the Board includes members with significant breadth of experience, knowledge and abilities as well as financial and industry expertise to assist the Board in performing its duties. Minimum qualifications for director nominees include: a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience and judgment related to the objectives of the Company; and the commitment to understand the Company and its industry and actively participate on the Board. Director nominees are then recommended to the Board by a majority of our independent directors. In view of the responsibility conferred on the independent directors and the procedures and criteria identified in the Nominating Guidelines and Procedures, our Board feels that there is no additional benefit to us or to our stockholders from the creation of a nominating committee at this time.

        In selecting director nominees pursuant to the Nominating Guidelines and Procedures, the Board's independent directors shall consider candidates submitted by stockholders and shall evaluate such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate's name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate's principal occupation or employment for the past five years and information about any positions on the board of directors of other companies, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. The Board's independent directors may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970 and must comply with applicable statutory timing requirements.

Communications from Stockholders and Other Interested Parties

        To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, MA 01970.

        To send communications to the Board or to individual directors, stockholders should write to Board of Directors, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, MA 01970. All communications received will be directly sent to the Board or to individual members of our Board, as addressed.

Board of Directors' Meetings and Committees

        During 2008, our Board met seven times either by conference call or in person. In 2008, no director attended fewer than 75% of the meetings of the Board or the meetings of the committee(s) on which he served. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors, and director nominees, attended last year's annual meeting of stockholders.

        Our Board has established two standing committees: the Audit Committee and the Compensation Committee. The current membership of each committee is as follows:

Audit Committee	Compensation Committee
Charles J. Roesslein, Chair	Martin L. Budd, Chair
Martin L. Budd	Charles J. Roesslein
Henry U. Wheatley	Henry U. Wheatley

        All members of both committees are independent as defined in the listing standards of Nasdaq. Copies of the charters of the Audit Committee and Compensation Committee, as adopted and amended by our Board, are available on our website at www.atni.com.

Audit Committee

        During 2008, the Audit Committee met nine times either by conference call or in person. The functions of the Audit Committee include:

  •
  Appointing, compensating, evaluating and overseeing our independent auditor;

  •
  Reviewing with our independent auditor the plan and scope of the audit, its status during the year and any recommendations the independent auditor may have for improving or changing the audit and control environment;

  •
  Pre-approving the services provided by our independent auditor;

  •
  Discussing with management and our independent auditor the adequacy of internal accounting and financial controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

  •
  Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

  •
  Reviewing our Code of Ethics, the Audit Committee Charter and the oversight of other compliance matters;

  •
  Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

  •
  Undertaking other duties as assigned by our Board.

        Our Board has determined that each current member of the Audit Committee meets the financial literacy requirements of Nasdaq. It has also determined that Mr. Roesslein, who is currently the Chair of the Audit Committee and a director nominee for re-election, qualifies as an "audit committee financial expert" under the rules of the SEC and meets the financial sophistication requirements of Nasdaq. In addition, our Board has determined that each of the current members of our Audit Committee meet the Nasdaq and SEC standards for audit committee member independence.

        As stated in our 2008 Proxy Statement, the Audit Committee was informed that Mr. Benincasa had received a "Wells" notice from the staff of the SEC in connection with an SEC inquiry into the stock option and related accounting practices of his former employer. A Wells notice affords a person the opportunity to make a submission to the SEC with respect to contemplated civil enforcement recommendations against such person for violations of the federal securities laws. Our Audit Committee investigated this matter at that time and concluded that it does not affect Mr. Benincasa's ability to perform his responsibilities as our Chief Financial Officer. Mr. Benincasa responded to the Wells notice in March 2008 and has not received notice of any further action.

Compensation Committee

        The Compensation Committee met four times during 2008. The functions of the Compensation Committee include:

  •
  Reviewing and determining the compensation of our Chief Executive Officer and reviewing and recommending to the Board the compensation of our other executive officers;

  •
  Developing, administering and taking all action required or permitted to be taken by the Board under our stock-based incentive plan;

  •
  Reviewing and recommending to the Board the compensation of our directors;

  •
  Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites; and

  •
  Undertaking such other functions as are assigned to the Committee by the Board.

Compensation Committee Interlocks and Insider Participation

        During or prior to the fiscal year ended December 31, 2008, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.

INDEPENDENT AUDITOR

        PricewaterhouseCoopers has audited our accounts since 2002. Our Audit Committee has appointed PricewaterhouseCoopers to be our independent registered public accounting firm for 2009 and we are asking stockholders to ratify this appointment in Proposal 2. The services provided by PricewaterhouseCoopers LLP in 2009 are expected to include, in addition to performing the consolidated audit, audits of certain foreign subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters. A representative of PricewaterhouseCoopers is expected to be at the meeting and will have an opportunity to make a statement and respond to questions.

Independent Auditor Fees and Services

        The following table presents the aggregate fees for professional services rendered to us by PricewaterhouseCoopers for the years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees(1)	$1,091,000	$850,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,091,000	$850,000

    (1)
    Represents fees for professional services rendered for the audits of our consolidated financial statements, audits of certain foreign subsidiaries and assistance with various documents filed with the SEC.

Audit Committee Pre-Approval Policy and Procedures

        In accordance with its written charter, our Audit Committee pre-approves all audit and non-audit services, including the scope of contemplated services and the related fees, that are to be performed by PricewaterhouseCoopers, our independent registered public accounting firm. The Audit Committee's pre-approval of non-audit services involves consideration of the impact of providing such services on PricewaterhouseCooper's independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC. PricewaterhouseCoopers did not perform any non-audit services for us in fiscal years 2008 or 2007.

Audit Committee Report

        As members of the Audit Committee of the Board of Directors of Atlantic Tele-Network, Inc., we have reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2008.

        The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee received from the independent registered public accountants the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants' communications with the Audit

Committee concerning independence, discussed their independence with them and satisfied itself as to the independence of the independent registered public accountants.

        We have also considered whether PricewaterhouseCoopers' review of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

        Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

                      By the Audit Committee

                      Charles J. Roesslein, Chair
                      Martin L. Budd
                      Henry U. Wheatley

 EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this Compensation Discussion and Analysis, "executive officers" and "executives" means the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 22 below.

Compensation Philosophy

        The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a reasonably competitive compensation structure as compared with similarly situated companies. We seek to align compensation with the achievement of business objectives and individual and Company performance. The annual cash bonus opportunity together with equity compensation that we provide our executive officers are our main incentive compensation tools to accomplish this alignment, as described below.

        A core principle of our compensation philosophy is that we believe a successful compensation program requires the application of judgment and subjective determinations of individual performance. We do not apply a formulaic or mathematical approach to executive compensation. Our Compensation Committee retains discretion to apply its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program and the overall performance and condition of our company at the time final compensation decisions are made. We believe that our lean management structure, the degree of involvement and communications between our Board of Directors and our senior management team and our corporate culture give us the opportunity to use this approach.

        We do not have any employment, severance or change of control agreements with any of our executives. We do not rely on executive compensation consultants. From time to time, our Compensation Committee does consider the compensation of executive officers at other companies in order to assess the compensation that we offer our executives officers, as discussed below.

External Market Practices and Our Positioning

        Generally, we seek to offer executive compensation that is reasonably competitive with companies of a similar size headquartered in New England, particularly publicly traded companies. Defining a relevant "peer group" for us is difficult because we have the complexity and geographic diversity (and attendant travel demands) of large multi-national companies but have similar total revenues and market capitalization to companies that tend to be focused on a very limited geographic area and provide limited services. Nonetheless, we believe that comparisons to certain other companies can provide us with a useful basic check, mainly for the compensation of our Chief Executive Officer and Chief Financial Officer.

        For 2008, our Compensation Committee referred to the executive compensation paid at the following group of companies: Cbeyond, Inc., Consolidated Communications Holdings, Inc., FairPoint Communications, Inc., ITC DeltaCom, Inc., Knology, Inc., Ntelos Holdings Corp. and, in the Boston area, Axcelis Technologies, Inc., Circor International, Inc., Cognex Corp. and Mercury Computer Systems, Inc. Our Compensation Committee believed that these companies provided us with helpful indicators of competitive executive compensation levels and pay mix because, as a group, they had the following characteristics that are similar to ours: (1) they are telecommunications and technology companies; (2) several of them operate in domestic and international markets; (3) among the telecommunication companies, several of them operate in different sectors of the industry; and

(4) several of these companies are based in the Boston area, which is the primary area in which we compete for executive talent. However, our Compensation Committee regards comparisons of us to these companies as reference points only—as such, we did not seek to establish any rigid benchmark in reference to these companies or to require changes in our executive compensation to match changes in those companies' compensation.

Role of Chief Executive Officer in Compensation Decisions

        At the end of the year, our Chief Executive Officer evaluates the performance of our other executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. Our Compensation Committee ultimately retains full discretion in its determination of the compensation to be paid to our Chief Executive Officer and in its recommendations to the Board regarding the compensation to be paid to our other executive officers, including discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer. The Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

Elements of Compensation

  Overview

        Our executive compensation program is comprised of three separate elements:

  •
  base salary;

  •
  annual bonuses; and

  •
  equity awards.

        Other than as described below, our Compensation Committee does not have any specific policies or targets for the allocation or "pay mix" of these compensation elements.

  Base Salary

        We seek to set the base salary of each executive at a level that is competitive, taking into account the overall compensation history of the particular executive and our other executives and the base salaries paid by similarly situated companies. In addition to merit-based changes when warranted, our Compensation Committee generally recommends that base salaries increase annually at a rate that is slightly above or below cost-of-living adjustments, as represented by indicators like the Consumer Price Index. In addition to merit-based changes, larger increases (or decreases) may be made based on a change in responsibilities for the executive. Factors such as the expansion or contraction of the Company and the financial condition and prospects of the Company may also influence the amount of annual salary adjustments. From time to time, comparative market factors also may cause the Compensation Committee to make or recommend increases above the normal cost-of-living range.

        Below is a chart showing the base salary rates for 2008 for the named executive officers, in comparison to those in effect in 2007. The base salary increases for 2008 were all roughly in the range of cost-of-living increases, with the individual increases falling above or below that range based on previous increases, the history of the executive's compensation with the Company, any expansion or diminution of the executive's responsibilities and the Board's general sense of whether the executive's compensation is at or below the executive's value to the Company. For example, Mr. Kreisher was hired in August 2007 and, therefore, the Board felt a smaller increase was appropriate for 2008.

Named Executive Officer	2008	2007	Annualized Percent Increase from 2007
Michael T. Prior	$430,000	$410,000	4.9%
Justin D. Benincasa	$230,000	$220,000	4.5%
John P. Audet	$145,000	$140,000	3.6%
William F. Kreisher	$210,000	$208,000	1.0%
Andrew S. Fienberg	$140,000	$134,000	4.5%

        For 2009, the Compensation Committee determined to increase Mr. Prior's base annual salary to $450,000, an increase of 4.7%, compared to his annual base salary for 2008. This action was taken by the Compensation Committee based on its conclusion that Mr. Prior's overall compensation was not sufficiently competitive with the Chief Executive Officer compensation at other similarly situated companies, particularly given the growth of the Company and its success under Mr. Prior's leadership. In making this decision, the Compensation Committee considered, among other things, an article in a regional business publication ranking Mr. Prior the most "underpaid" CEO of the 100 publicly traded companies headquartered in the Boston area that were featured in the survey. This ranking appeared in the Boston Business Journal in July 2008 and was based on an analysis of the amount of total direct CEO compensation paid in 2007 relative to the performance of the companies surveyed (as determined by reference to company stock price, revenue growth and return on equity, in accordance with the publication's methodology).

  Annual Cash Bonus

        We believe that a significant bonus opportunity, as measured as a percentage of the executive's base salary, motivates executive performance because it makes a significant amount of the executive's overall compensation contingent upon individual and company performance. Further, such approach enables the Company to avoid a higher fixed cost of annual base salaries and gives us the ability to control a major piece of compensation expense if the Company ever experiences a major business reversal.

        For 2008, the annual bonus opportunity for our executive officers was as follows:

Named Executive Officer	2008 Annual Bonus Opportunity Expressed as % of Base Salary
Michael T. Prior	75%
Justin D. Benincasa	50%
John P. Audet	50%
William F. Kreisher	50%
Andrew S. Fienberg	50%

        The actual amount of annual cash bonus paid is based on a highly subjective and non-formulaic review of a number of factors, including the performance of the individual, the performance of the Company as a whole and the financial condition and prospects of the Company. Although broad performance objectives are identified at the beginning of each year as means to align individual behavior with Company objectives, it is communicated to each executive that the Compensation Committee and the Board always have the full discretion to determine the extent to which bonuses will be paid or not, regardless of the achievement of any such objectives. In general, the Compensation Committee believes that the extent to which annual bonuses are paid to the most senior members of our management team, such as our Chief Executive Officer and Chief Financial Officer, should be significantly tied to overall Company performance (as assessed by the Compensation Committee) and stock performance. Because our other executive officers exercise less influence over us as a whole than the Chief Executive Officer and Chief Financial Officer, the other executive officers' annual cash bonuses are more dependent upon an assessment of individual performance.

        At the end of the year, the Compensation Committee makes an overall assessment of the quality of each executive officer's performance during the year. For executive officers other than the Chief Executive Officer, this assessment is based largely on discussions between the Compensation Committee and the Chief Executive Officer. As noted above, the Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

        For 2008, we paid the annual bonuses to our named executive officers described under the column entitled "Bonus" in the Summary Compensation Table for the reasons described below:

        Our Chief Executive Officer was paid an annual bonus of $250,000. That represents 78% of his 2008 annual bonus opportunity. In addition to its own favorable assessment of the Chief Executive Officer's performance, the Compensation Committee took note of the Company's financial performance, which exceeded Company internal budget and performance goals, the completion of several strategic transactions (including increasing the Company's ownership in its Bermuda wireless operation and extending the Company's US wireless footprint with the acquisition of a wireless network in Nevada), a new debt facility, and external recognition of the Company's success under our Chief Executive Officer's leadership, such as the Company appearing on the Forbes list of 200 Best Small Public Companies for the second year in a row. However, the Committee believed that, despite the personal success and the performance of the Company's stock relative to the market, the maximum bonus should not be awarded in a year when the stock price declined significantly.

        Our Chief Financial Officer was paid an annual bonus of $105,000, or 91% of his 2008 annual bonus opportunity. The Chief Financial Officer's annual bonus was based on a favorable assessment of his individual performance and the closing of an attractive new debt facility, as well as many of the factors noted above with respect to the Chief Executive Officer. Similar to its thinking with respect to the Chief Executive Officer, the Compensation Committee concluded with respect to Mr. Benincasa that his maximum bonus opportunity could not be awarded in a year when the stock price declined significantly. However, each of the Chief Executive Officer, the Compensation Committee and the Board also believed that considering the Chief Financial Officer's performance and his overall compensation level, it was not appropriate to reduce his bonus payment (relative to the bonus opportunity) by the same degree as that of the Chief Executive Officer for that reason alone.

        In reviewing with the Chief Executive Officer the recommendations for annual bonuses to be paid to the other executives, the Compensation Committee and the Board considered each officer's contribution to achieving the Company's financial performance and continued growth. In addition, in assessing each officer's performance and determining award amounts, the Compensation Committee and the Board acknowledged the following individual achievements: with respect to Mr. Kreisher, his work on a number of strategic transactions, including the acquisition of rural fiber assets in New York State and rural wireless assets in Nevada; with respect to Mr. Audet, his contribution to the Guyana submarine cable project and an improvement in the Company's internal financial analysis and reporting; and, with respect to Mr. Fienberg, the Board recognized his achievements related to some outstanding tax matters and his accomplishments related to the financial reporting requirements associated with the strategic transactions noted above. The Board also considered issues of internal equity that would arise from the payment of these bonuses. Based on the foregoing, the Compensation Committee determined to pay the following annual bonuses to the other named executive officers: William F. Kreisher, $85,000, or 81% of his 2008 annual bonus opportunity; John P. Audet, $50,000, or

69% of his 2008 annual bonus opportunity, and Andrew S. Fienberg, $50,000 or 71% of his 2008 annual bonus opportunity.

        For 2009, the Board increased our Chief Executive Officer's annual bonus opportunity to 100% of his 2009 annual base salary. This action was taken, in connection with also increasing Mr. Prior's 2009 annual base salary (as described above), based on the Compensation Committee's assessment that Mr. Prior's overall compensation is insufficient relative to the overall CEO compensation paid at similarly situated companies, his value to the Company and the growth of the Company as a whole. Given this assessment and consistent with the Company's approach to executive compensation, the Compensation Committee determined it was appropriate to give Mr. Prior the opportunity to earn increased compensation through the discretionary or "at risk" portion of his annual compensation. The Board also increased the annual bonus opportunity of the Company's Chief Financial Officer to 75% for 2009. This increase was made because of Mr. Benincasa's substantially increased role and responsibilities since joining the Company and the growth of the Company as a whole.

        Under our 2008 Equity Incentive Plan, we may grant stock options, restricted stock and other equity awards to our directors, consultants and employees, including our executive officers. Awards made under the 2008 Plan may be granted subject to conditions and restrictions, including voting requirements, achievement of performance goals and forfeiture and recapture of shares upon certain events.

        Historically, equity compensation has not been as significant a component of our executive compensation as it is for most of our peers and other public companies. We have awarded significant equity compensation in connection with the hiring or promotions of executive officers. For new hires, the awards are made at the next regularly scheduled Compensation Committee meeting following the hire or promotion. In general, stock options and restricted stock awarded to date have been awarded pursuant to time-based vesting schedules, usually consisting of between three and four years, and have had a term of either seven or ten years. All option and restricted stock awards in 2008 had four year vesting and ten year terms (in the case of stock options).

        In recent years, we have been increasing the amount of equity compensation we have been awarding. As we diversify and expand our business through acquisitions, such as Sovernet and Commnet, and our increased ownership of Bermuda Digital Communications, Ltd, we have added key employees throughout our operations and deepened our senior management team. The expansion of the senior management team included hiring our Chief Financial Officer, our Senior Vice President of Corporate Development and Vice President of Financial Planning. The relocation of our corporate headquarters to the Boston, Massachusetts area in 2006 gave us the opportunity to recruit executive talent that we may not have had access to from our previous corporate headquarters in St. Thomas, U.S. Virgin Islands. Many of the individuals we compete for have worked for companies that have made equity compensation a greater part of overall compensation than we have or otherwise have an expectation of receiving equity compensation. To stay competitive in attracting and retaining talent in these circumstances, we needed to offer more equity compensation than in the past.

        While the Compensation Committee believes it is an important policy of the Board to seek to keep the aggregate shares underlying outstanding stock options and unvested restricted stock at or below 5% of our outstanding equity (calculated on a fully diluted basis), we believe that equity compensation will remain a critical recruitment, retention and incentive tool.

        For 2008, we granted stock options to purchase an aggregate of 35,000 shares of common stock and awarded an aggregate of 25,000 shares of restricted stock to our executive officers. For some of those officers, including the Chief Executive Officer, it had been more than three years since they had received restricted stock grants and the Compensation Committee awarded some small additional stock option grants at the same time in order to put the consideration of stock option and restricted stock grants for executives on the same time line.

        Following the grants of stock options and restricted stock awards to our named executive officers in 2007-2008, the Compensation Committee currently believes our overall equity compensation is now at a reasonable and appropriate level. Outside special circumstances—such as a major change in the compensation market, tax or accounting regulations, a major executive hire, a need to preserve cash, a major need to increase long-term incentives or the like—the Compensation Committee expects to consider additional equity compensation to existing executives approximately every two years, rather than annually, which means it does not expect to grant stock option or restricted stock awards to existing executives in 2009.

  Retirement, Benefits and Other Arrangements

        In 2008, we adopted a deferred compensation plan for our executive officers. This plan is intended to provide retirement income to our executive officers. It was adopted to offset a reduction in our annual contributions to these executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make quarterly credits equal to 8% of the executive officer's then current base salary to an account on behalf of the executive. In addition to these quarterly credits, we may make additional credits in our sole discretion. See the description of the deferred compensation plan under the caption Non-Qualified Deferred Compensation Plan Transactions in 2008 for more information. Except for this plan, our executive officers currently do not receive any benefits, including retirement, medical and dental, life and disability insurance, which are not also available to all of our employees. In 2007 and 2008, we did not provide any perquisites to any of our executive officers.

        We have no change of control agreements with, or severance plans with respect to, any of our executive officers. We reimburse employee relocation expenses on a case-by-case basis. In 2007, we reimbursed or paid on behalf of Mr. Kreisher approximately $37,000 in relocation expenses he incurred in joining us as Senior Vice President, Corporate Development.

        In 2006, Cornelius B. Prior, Jr. served us both as an executive officer and as the Chairman of our Board of Directors. For 2007, Mr. Prior reduced his role and responsibilities with us to that of a non-executive employee, while continuing to serve as our Executive Chairman. As compensation for his dual capacity service provided in 2007, we paid him an annual base salary of $224,000, plus certain basic employee benefits including retirement, medical, and dental and life insurance. We also provided him with the use of a company car, office space and secretarial assistance. The Compensation Committee determined that these arrangements were warranted based on the continued contributions of Mr. Prior as a resource to our executive team and Board of Directors. In his capacity as a non-executive employee, Mr. Prior did not participate in any of our incentive compensation programs. In his capacity as Executive Chairman, he did not receive any board meeting fees, but did receive expense reimbursement available to all other directors. In January 2008, Mr. Prior relinquished his title of Executive Chairman. For his service in 2008, Mr. Prior received an annual base salary of $200,000 in place of the fees and stock grants provided to our other directors. The Compensation Committee also recommended that the board provide Mr. Prior with the same kind and amount of benefits in 2008 that he received in 2007. The Compensation Committee made the same recommendation for 2009. These recommendations were made in light of Mr. Prior's long-time service to us as founder, Chairman and Chief Executive Officer and his historical knowledge which would continue to be of significant value to us, his continued significant involvement in Company affairs and in light of similar arrangements made by other companies with founders and long-time leaders upon retirement from management.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      By the Compensation Committee

                      Martin L. Budd, Chair
                      Charles J. Roesslein
                      Henry U. Wheatley

2008 Summary Compensation Table

        The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for each of the last three fiscal years ended December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)(2)		Total ($)
Michael T. Prior	2008	430,000	250,000		234,620	(1)	138,877	(1)	43,600		1,097,097
Chief Executive Officer	2007	410,000	205,000		—		350,591	(1)	24,000		989,591
	2006	393,000	200,000		—		150,732	(1)	24,000		767,732

Justin D. Benincasa(3)	2008	230,000	105,000		164,234	(1)	41,663	(1)	27,600		568,497
Chief Financial Officer	2007	220,000	110,000		—		280,473	(1)	24,000		634,473
	2006	132,000	66,000		256,300	(1)	226,143	(1)	—		680,443

William F. Kreisher(4)	2008	210,000	85,000		117,310	(1)	34,719	(1)	24,880		471,909
Senior Vice President,	2007	72,000	35,000		329,800	(1)	385,651	(1)	37,189	(5)	859,640
Corporate Development

John P. Audet	2008	145,000	50,000		35,193	(1)	13,888	(1)	16,731		260,812
Vice President, Financial	2007	140,000	60,000		—		105,177	(1)	16,800		321,977
Analysis and Planning	2006	125,000	80,000	(6)	118,500	(1)	37,683	(1)	7,500		368,683

Andrew S. Fienberg(7)	2008	140,000	50,000		35,193	(1)	13,888	(1)	16,800		255,881
Chief Accounting Officer

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years presented in accordance with Statement of Financial Accounting Standards No. 123 (R) (or "SFAS 123(R)"), of awards granted pursuant to our equity incentive plans. Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2009.

(2)
Except with respect to Mr. Kreisher (see footnote 8), the amounts in this column reflect matching contributions made by us to each of the named executive officers pursuant to our Employee Savings Trust Plan, our 401(k) retirement savings plan, as well as contributions made by us to a non-qualified deferred compensation plan.

(3)
Mr. Benincasa joined us in May 2006. His annual salary and compensation under the Bonus Plan are reflected on a pro-rata basis for 2006.

(4)
Mr. Kreisher joined us in August 2007. His annual salary and performance-based cash bonuses are reflected on a pro-rata basis for 2007.

(5)
Represents reimbursement of Mr. Kreisher's relocation costs.

(6)
Mr. Audet's 2006 bonus also included a $25,000 signing bonus payment.

(7)
Mr. Fienberg became a named executive officer in 2008.

 Grants of Plan-Based Awards for 2008

        The table below sets forth additional information regarding stock and option awards granted to our named executive officers during the fiscal year ended December 31, 2008.

Name		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Michael T. Prior	Option Grant	12/5/08	—	20,000	23.78	138,877
Chief Executive Officer	Restricted Stock Grant	12/5/08	10,000	—	—	234,620

Justin D. Benincasa	Option Grant	12/5/08	—	6,000	23.78	41,663
Chief Financial Officer	Restricted Stock Grant	12/5/08	7,000	—	—	164,234

William F. Kreisher	Option Grant	12/5/08	—	5,000	23.78	34,719
Senior Vice President,	Restricted Stock Grant	12/5/08	5,000	—	—	117,310
Corporate Development

John P. Audet	Option Grant	12/5/08	—	2,000	23.78	13,888
Vice President, Financial	Restricted Stock Grant	12/5/08	1,500	—	—	35,193
Analysis and Planning

Andrew S. Fienberg	Option Grant	12/5/08	—	2,000	23.78	13,888
Chief Accounting Officer	Restricted Stock Grant	12/5/08	1,500	—	—	35,193

(1)
Option grants included in this column vest 25% annually commencing one year from the date of grant.

Outstanding Equity Awards at Fiscal Year-End 2008

        The table below sets forth additional information regarding the equity awards granted to our named executive officers that were outstanding as of December 31, 2008.

							Stock Awards
		Option Awards
							Restricted Shares That Have Not Vested
		Number of Securities Underlying Unexercised Options
	Grant Date				Exercise Price	Expiration Date	Number of Shares		Market Value
Name		Exercisable	Unexercisable
Michael T. Prior	12/5/08	—	20,000	(1)	$23.78	12/5/18	10,000	(1)	$265,500
President and Chief Executive Officer	9/17/07	12,500	37,500	(2)	32.98	9/17/17	—		—
	9/14/06	20,000	20,000	(3)	18.70	9/14/13	—		—

Justin D. Benincasa	12/5/08	—	6,000	(1)	23.78	12/5/18	7,000	(1)	185,850
Chief Financial Officer and Treasurer	9/17/07	10,000	30,000	(2)	32.98	9/17/17	—		—
	5/17/06	17,500	17,500	(3)	25.63	5/17/16	4,444	(4)	117,988

William F. Kreisher	12/5/08	—	5,000	(1)	23.78	12/5/18	5,000	(1)	132,750
Senior Vice President,	9/17/07	13,750	41,250	(2)	32.98	9/17/17	6,667	(6)	177,009
Corporate Development

John P. Audet	12/5/08	—	2,000	(1)	23.78	12/5/18	1,500	(1)	39,825
Vice President, Financial	9/17/07	3,750	11,250	(2)	32.98	9/17/17	—		—
Analysis and Planning	9/14/06	5,000	5,000	(3)	18.70	9/14/13	—		—
	1/1/06	—	—		—	—	2,500	(5)	66,375

Andrew S. Fienberg	12/5/08	—	2,000	(1)	23.78	12/5/18	1,500	(1)	39,825
Chief Accounting Officer	9/17/07	1,875	5,625	(2)	32.98	9/17/17	—		—
	9/14/06	5,000	5,000	(3)	18.70	9/14/13	—		—
	12/2/05	—	—		—	—	2,500	(5)	66,375

(1)
One-fourth vests on each of the next four annual anniversaries of grant.

(2)
One-third vests on each of the three annual anniversaries of grant beginning September 17, 2009.

(3)
One-half vests on each of September 14, 2009 and September 14, 2010.

(4)
One-half vests on each of May 17, 2009 and May 17, 2010.

(5)
Vested on January 1, 2009.

(6)
2,222 shares vest on each of September 17, 2009 and 2010 while the remaining 2,223 shares vest on September 17, 2011.

Option Exercises and Stock Vested in 2008

        None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2008. The table below sets forth information regarding vesting during fiscal year 2008 of stock awards granted to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael T. Prior	10,834	327,512
Chief Executive Officer
Justin D. Benincasa	2,222	59,216
Chief Financial Officer
William F. Kreisher	—	—
Senior Vice President, Corporate Development
John P. Audet	2,500	81,875
Vice President, Financial Analysis and Planning
Andrew S. Fienberg	2,500	81,875
Chief Accounting Officer

(1)
Reflects the market value of the shares based on the vesting date closing price of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information regarding our equity compensation plans as of December 31, 2008:

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	514,125	$25.66	1,424,086
Equity compensation plans not approved by security holders:
Director's Remuneration Plan(1)	1,581	—	—

Total	515,706		1,424,086

(1)
This plan provided for grants of restricted stock to non-employee directors upon their initial election to the Board and permitted non-employee directors to elect to receive either 50% or 100% of their annual retainer in common stock on a deferred basis. This plan terminated in May 2008.

 Non-Qualified Deferred Compensation Plan Transactions in 2008

        The following table sets forth contributions by us to our deferred compensation plan for fiscal 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Michael T. Prior	—	34,400	—	—	34,400
Justin D. Benincasa	—	18,400	—	—	18,400
William F. Kreisher	—	16,800	—	—	16,800
John P. Audet	—	11,600	—	—	11,600
Andrew S. Fienberg	—	11,200	—	—	11,200

(1)
The amounts reported in this column are reported for fiscal 2008 in the "All Other Compensation" column of the 2008 Summary Compensation Table.

(2)
None of the amounts reported in this column were previously reported in Summary Compensation Tables for fiscal years before 2008. This deferred compensation plan was adopted in 2008.

        Effective as of December 5, 2008, we adopted a non-qualified deferred compensation plan for our executive officers. This plan is intended to provide retirement income to our executive officers and was adopted to offset a reduction in our annual contributions to the executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make quarterly credits equal to 8% of the executive officer's then current quarterly base salary to an account in the plan on behalf of the executive. In addition to these quarterly credits, the Company may make additional credits in its sole discretion. Credits to such executive officer's account under the plan will be deemed to be invested in one or more investment funds selected by the executive officer from among alternatives approved by the Compensation Committee. Overall investment return is dependent upon the performance of each executive officer's selected investment alternatives. Credits will be fully vested at all times and the executive officers will have a nonforfeitable interest in the balance of their respective accounts. Benefits under the plan are payable upon a separation from service in a cash lump sum or in accordance with a fixed schedule elected by the executive officer. Distributions may be made prior to the executive officer's separation from service only for certain financial hardship reasons. The plan is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and to constitute a non-qualified, unfunded executive benefit plan.

Potential Payments Upon Termination or Change of Control

        All of our employees, including our named executive officers, are employees-at-will and, as such, do not have employment contracts or retention agreements with us. In addition, we do not have change-in-control or severance agreements with any of our named executive officers.

DIRECTOR COMPENSATION

        Our Compensation Committee has the responsibility of reviewing and making recommendations to the Board regarding director compensation. We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required to effectively fulfill their duties and responsibilities to us and our stockholders.

        The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2008. Mr. M. Prior, our Chief Executive Officer, was elected to the Board on May 15, 2008. However, Mr. Prior does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All other compensation ($)		Total ($)
Cornelius B. Prior, Jr.(2)	200,000	—		10,677	(2)	210,677
Martin L. Budd	52,500	15,000		—		67,500
Thomas V. Cunningham	35,500	45,000	(3)	—		80,500
Charles J. Roesslein	54,500	15,000		—		69,500
Brian A. Schuchman	41,500	15,000		40,000	(4)	96,500
Henry U. Wheatley	50,000	15,000		1,361	(5)	66,361

(1)
The amounts in this column reflect the grant date fair value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R), of awards granted pursuant to our Non-Employee Directors Compensation Policy and our 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2009.

The table below summarizes the number of shares of unvested restricted stock held by each named director as of December 31, 2008.

Name	Shares Restricted Stock
Cornelius B. Prior, Jr.	—
Martin L. Budd	1,000
Thomas V. Cunningham	1,119
Charles J. Roesslein	—
Brian A. Schuchman	1,000
Henry U. Wheatley	—
(2)
In 2008, Mr. C. B. Prior, Jr. served as our Chairman. As compensation for his service provided in 2008, as well as the expertise he brings as our former Chief Executive Officer, we paid him an annual base salary of $200,000, plus certain benefits, including $7,077 in matching contributions pursuant to our 401(k) and the use of a company car. We also provided him with medical and dental and life insurance benefits that are available to all of our employees. Mr. Prior did not participate in any of our incentive compensation programs. In his capacity as Chairman, he did not receive any board meeting fees, but did receive expense reimbursement available to all other directors.

(3)
Also includes $30,000 of stock awarded to Mr. Cunningham upon his initial appointment to the Board on May 15, 2008.

(4)
Includes $40,000 of consulting fees relating to Mr. Schuchman's role assisting specific subsidiaries of the Company on optimizing their wireless network assets and the procurement of equipment for those networks.

(5)
Includes $1,361 in dividends earned by Mr. Wheatley pursuant to previously deferred shares from our Director's Remuneration Plan.

Retainers and Meeting Fees

        For the fiscal year ended December 31, 2008, our non-employee directors received an annual retainer of $40,000 (consisting of $25,000 in cash and $15,000 in stock) and an attendance fee for Board meetings of $3,000 per meeting and $1,500 per telephonic Board meeting in which they participate and $1,000 for each principal meeting of a Committee of the Board and $500 for any telephonic Committee meeting at which minutes are kept. In addition to the retainers and meeting fees, the Chair of the Audit Committee received an additional annual payment of $5,000 and the Chair of the Compensation Committee received an additional annual payment of $2,500. Effective in March 2009, meeting attendance fees were increased to $3,250 per Board meeting and $1,100 for each principal meeting of a Committee of the Board.

Stock Deferral Program for Non-Employee Directors

        On May 15, 2008, the shareholders of the Company approved the 2008 Equity Incentive Plan, which replaced all equity incentive plans then in effect. Until then, our non-employee directors had the option under our Directors' Remuneration Plan (the "Directors' Plan"), adopted by the board of directors in 1999, of electing to receive either 50% or 100% of their annual retainer in shares of common stock on a deferred basis. As of December 31, 2008, the distribution of 1,581 shares previously issued under the Director's Plan had been deferred. Of that amount, 791 shares were distributed in January 2009 while the final 790 shares will be distributed in January 2010.

Restricted Stock Grant to New Board Members

        Under the 2008 Equity Incentive Plan, new directors receive a one-time payment of $30,000 paid entirely in restricted stock that vests over three years. The per share price will be determined as of the close of the Nasdaq market on the date of the director's election to the Board.

        On May 15, 2008, Mr. Cunningham, as a new director, received the one-time grant of the equivalent of $30,000 in shares of restricted common stock. Directors who are also our employees do not receive compensation for service as director.

 RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

        Our Board has a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining whether any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction(s) as a direct party or by arranging the transaction(s) and the transaction(s) involves more than $100,000 in any calendar year. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable by our Audit Committee.

  Commnet Transaction with Mobile Network Services, LLC

        During 2008, the Company's Commnet subsidiary purchased certain equipment from Mobile Network Services, LLC ("MNS"), a telecommunications equipment reseller, for approximately $280,000. The equipment was purchased through several transactions on market terms consistent with Commnet's ordinary business practices. MNS was founded in 2007 by Mr. Schuchman, one of the Company's directors, who beneficially owns approximately 28% of the equity interests in MNS and is Chairman of MNS' Board of Managers. Mr. M. Prior, the Company's President, Chief Executive Officer and a Director, and Mr. Benincasa, the Company's Chief Financial Officer and Treasurer, each beneficially own 1.25% of the equity interests in MNS. In addition, Mr. Louis J. Tomasetti, the Chief Executive Officer of Commnet, beneficially owns 6.25% of the equity interests in MNS. The transactions were ratified and approved by the Company's Audit Committee.

  Choice Communications, LLC Transactions with Tropical Tower, Ltd.

        Early in 2009, our Virgin Islands subsidiary, Choice Communications, LLC ("Choice") entered into a contract with Tropical Tower, Ltd. ("Tropical") to purchase bandwidth over a term of two years for an aggregate price of approximately $384,000. This amount is in addition to the anticipated renewal of an existing ground lease for tower facilities between Choice and Tropical that will extend over two years for an aggregate price of approximately $66,000. Tropical was selected by Choice through a comparison of price and services offered by three potential vendors. Tropical is a USVI company that, among other things, owns and operates several radio transmission towers and provides bandwidth and other telecommunications services in the USVI. It is majority-owned by Mr. C.B. Prior, Jr., who is the Chairman of the Company's Board of Directors and the father of our CEO. The transactions were reviewed and approved by the Company's Audit Committee.

  Sale of Haitian Subsidiaries

        As previously described in our 2008 Proxy Statement, as part of the sale in 2007 of the assets of our subsidiaries ATN-Haiti and Transnet S.A. (the "Haitian Subsidiaries") to Access Haiti, S.A., a Haitian company in which Mr. C.B. Prior, Jr., is a significant equity holder, Mr. Prior agreed to assist us in dissolving the Haitian Subsidiaries or, failing that, to purchase the entities. Pursuant to the purchase agreement, on May 6, 2008, Mr. Prior purchased the Company's remaining equity interests in the Haitian Subsidiaries for a nominal sum.

 ADDITIONAL INFORMATION

Stockholder Proposals for 2010 Annual Meeting

        All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year's annual meeting of stockholders should be sent to Atlantic Tele-Network, Inc.; Attn: Secretary, 10 Derby Square, Salem, MA 01970. To be considered for inclusion in our proxy materials for that meeting, such proposals must be received by us by January 4, 2010, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2010 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than March 19, 2010, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, MA 01970, (978) 619-1300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.atni.com. These filings and other SEC filings, including our proxy statement, are also available on the SEC's website at www.sec.gov.

        A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (excluding exhibits) may be obtained, at no cost, by writing to Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970.

        Our Annual Report for the year ended December 31, 2008, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

                      By order of the Board of Directors,

                      DOUGLAS J. MINSTER
                      Secretary

April 29, 2009

v

FOLD AND DETACH HERE FOR AGAINST ABSTAIN Mark Here for Address Change or Comments SEE REVERSE Please mark your votes as indicated in this example X Atlantic Tele-Network, Inc. Signature Signature Date THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. 2. RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2009. 3 In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting. FOR ALL WITHHOLD ALL EXCEPTIONS* 1 ELECTION OF DIRECTORS. Nominees: 01 Martin L. Budd 02 Thomas V. Cunningham 03 Cornelius B. Prior, Jr. 04 Michael T. Prior 05 Charles J. Roesslein 06 Brian A. Schuchman 07 Henry U. Wheatley I Will Attend Meeting YES *INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below. Exceptions  49393 To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on June 3, 2009 The Proxy Statement and the 2008 Annual Report to Stockholders are available at: https://materials.proxyvote.com/049079

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 49393 ATLANTIC TELE-NETWORK, INC. ANNUAL MEETING OF STOCKHOLDERS – JUNE 3, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Cornelius B. Prior, Jr. and Michael T. Prior and each of them as Proxies, with full power of substitution, and hereby authorizes each of them to represent and to vote as instructed herein, all shares of Common Shares of Atlantic Tele-Network, Inc. held of record by the undersigned on April 27, 2009, at the Annual Meeting of Stockholders to be held on June 3, 2009 or any adjournment or postponements thereof on the matters set forth in the Notice and Proxy Statement dated April 29, 2009. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED “FOR” EACH OF THE MATTERS ON THE REVERSE SIDE AND, AT THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ANY OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. (Continued and to be marked, dated and signed on the other side) You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). Visit us on the web at http://www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week • The proxy statement is available at https://materials.proxyvote.com/049079 • The annual meeting is schedule to take place at 10:00 a.m., local time, at Misselwood at Endicott College 407 Hale Street, Beverly, MA, 01915 • Even if you expect to attend the annual meeting, please promptly complete, sign, date and mail this proxy card. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire.